                               EXHIBIT 2.4















                             MERGER AGREEMENT

                               by and among

               DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.,

                        DAKOTA ACQUISITION CORP. #1

                                    and

                         TCIC COMMUNICATIONS, INC.



                             November 27, 1996

                             TABLE OF CONTENTS

                                                                       PAGE
ARTICLE 1 - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .  1

     Section 1.1.   Merger of TCIC with and into Acquisition Corp. . . .  1
     Section 1.2.   Shareholder Approval . . . . . . . . . . . . . . . .  1
     Section 1.3.   Closing. . . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.4.   Effective Time . . . . . . . . . . . . . . . . . . .  2
     Section 1.5.   Effects of the Merger  . . . . . . . . . . . . . . .  2
     Section 1.6.   Surviving Corporation. . . . . . . . . . . . . . . .  2
     Section 1.7.   Conversion of TCIC Shares. . . . . . . . . . . . . .  2
     Section 1.8.   Conveyances to Surviving Corporation . . . . . . . .  3


ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
            OF SELLERS AND TCIC. . . . . . . . . . . . . . . . . . . . .  4

     Section 2.1.   Disclosure Schedule. . . . . . . . . . . . . . . . .  4
     Section 2.2.   Organization and Good Standing . . . . . . . . . . .  4
     Section 2.3.   Capitalization of TCIC; Ownership  . . . . . . . . .  4
     Section 2.4.   Financial Statements.. . . . . . . . . . . . . . . .  4
     Section 2.5.   Books and Records. . . . . . . . . . . . . . . . . .  5
     Section 2.6.   Taxes  . . . . . . . . . . . . . . . . . . . . . . .  5
     Section 2.7.   No Material Adverse Change; Absence of Restricted
                    Events.. . . . . . . . . . . . . . . . . . . . . . .  6
     Section 2.8.   Employees; Labor Relations . . . . . . . . . . . . .  6
     Section 2.9.   Employee Benefit Plans.. . . . . . . . . . . . . . .  6
     Section 2.10.  Title to and Condition of Properties; Encumbrances .  7
     Section 2.11.  Litigation . . . . . . . . . . . . . . . . . . . . .  8
     Section 2.12.  Authorization and Enforceability; No Conflict with
                    Other Instruments or Proceedings.. . . . . . . . . .  8
     Section 2.13.  Contracts. . . . . . . . . . . . . . . . . . . . . .  9
     Section 2.14.  Intellectual Property. . . . . . . . . . . . . . . .  9
     Section 2.15.  Insurance. . . . . . . . . . . . . . . . . . . . . .  9
     Section 2.16.  Certain Relationships. . . . . . . . . . . . . . . .  9
     Section 2.17.  Permits, Tariffs and Licenses; Compliance with Legal
                    Requirements . . . . . . . . . . . . . . . . . . . . 10
     Section 2.18.  Investment Intent. . . . . . . . . . . . . . . . .   10
     Section 2.19.  No Broker's Fees . . . . . . . . . . . . . . . . .   10
     Section 2.20.  Accuracy of Statements . . . . . . . . . . . . . .   10

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF DAKOTA AND
            ACQUISITION CORP.. . . . . . . . . . . . . . . . . . . . .   11

     Section 3.1.   Organization and Good Standing . . . . . . . . . .   11
     Section 3.2.   Capitalization of Acquisition Corp.  . . . . . . .   11
     Section 3.3.   Books and Records  . . . . . . . . . . . . . . . .   11
     Section 3.4.   Taxes  . . . . . . . . . . . . . . . . . . . . . .   12
     Section 3.5.   No Material Adverse Change; Absence of Restricted
                    Events . . . . . . . . . . . . . . . . . . . . . .   12
     Section 3.6.   Litigation . . . . . . . . . . . . . . . . . . . .   12
     Section 3.7.   Authorization and Enforceability; No Conflict with
                    Other Instruments or Proceedings . . . . . . . . .   12
     Section 3.8.   Permits, Tariffs and Licenses; Compliance with
                    Legal Requirements . . . . . . . . . . . . . . . .   13
     Section 3.9.   No Broker's Fees . . . . . . . . . . . . . . . . .   14
     Section 3.10.  Accuracy of Statements . . . . . . . . . . . . . .   14


ARTICLE 4 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . 14

     Section 4.1.   Indemnification and Reimbursement by Sellers . . . . 14
     Section 4.2.   Indemnification and Reimbursement by Dakota and
                    Acquisition Corp.. . . . . . . . . . . . . . . . . . 14
     Section 4.3.   Indemnification Procedures.. . . . . . . . . . . . . 14
     Section 4.4.   Basket . . . . . . . . . . . . . . . . . . . . . .   16


ARTICLE 5 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 17


ARTICLE 6 - GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 23

     Section 6.1.   Non-Compete. . . . . . . . . . . . . . . . . . . . . 23
     Section 6.2.   Survival of Representations, Warranties, Covenants
                    and Agreements . . . . . . . . . . . . . . . . . . . 24
     Section 6.3.   Binding Effect; Benefits; Assignment . . . . . . . . 24
     Section 6.4.   Entire Agreement . . . . . . . . . . . . . . . . . . 25
     Section 6.5.   Amendment and Waiver . . . . . . . . . . . . . . . . 25
     Section 6.6.   Governing Law. . . . . . . . . . . . . . . . . . . . 25
     Section 6.7.   Public Disclosure. . . . . . . . . . . . . . . . . . 25
     Section 6.8.   Notices. . . . . . . . . . . . . . . . . . . . . . . 25
     Section 6.9.   Counterparts . . . . . . . . . . . . . . . . . . . . 26
     Section 6.10.  Expenses . . . . . . . . . . . . . . . . . . . . . . 26
     Section 6.11.  Severability . . . . . . . . . . . . . . . . . . . . 26
     Section 6.12.  Headings; Construction; Time of Essence. . . . . . . 27

EXHIBITS

Exhibit A--List of Sellers
Exhibit B--Agreement Regarding Dakota Preferred Stock
Exhibit C--Articles of Merger and related Plan of Merger
Exhibit D--Form of Warrant
Exhibit E--Form of Standstill Agreement


DISCLOSURE SCHEDULE

Schedule  1--Organization and Standing of TCIC
Schedule  2--Financial Statements
Schedule  3--Taxes
Schedule  4--Restricted Events
Schedule  5--Employee Relations
Schedule  6--Employee Benefit Plans
Schedule  7--Real Property, Leaseholds or other interests
Schedule  8--Authorization and Enforceability; No Conflict
Schedule  9--Contracts
Schedule 10--Intellectual Property
Schedule 11--Insurance
Schedule 12--Permits and Licenses; Compliance with Law

                             MERGER AGREEMENT


          THIS MERGER AGREEMENT (the "Agreement") is made as of
November 27, 1996, by and among Dakota Cooperative Telecommunications, Inc., a South Dakota cooperative corporation ("Dakota"), Dakota Acquisition Corp. #1, a South Dakota corporation and wholly owned subsidiary of Dakota ("Acquisition Corp.") and TCIC Communications, Inc., a South Dakota corporation ("TCIC"). This Agreement is joined in by all of the shareholders of TCIC as identified on EXHIBIT A to this Agreement (each a "Seller" and collectively "Sellers"). Capitalized terms used in this Agreement and not otherwise defined are defined in Article 5 of this Agreement.

          Sellers and the boards of directors of Dakota, Acquisition Corp. and TCIC each deem it desirable and in the best interests of their respective corporations for TCIC to become affiliated with Dakota through the merger of TCIC with and into Acquisition Corp. (the "Merger") in accordance with the provisions of the South Dakota Business Corporation Act (the "Act") and the terms and conditions of this Agreement. The boards of directors and shareholders of Acquisition Corp. and TCIC have unanimously approved this Agreement and the transactions contemplated hereby (including the Merger).

          ACCORDINGLY, in consideration of the representations, warranties and covenants contained in this Agreement, the Parties agree as follows:


                                 ARTICLE 1

                                THE MERGER

          SECTION 1.1. MERGER OF TCIC WITH AND INTO ACQUISITION CORP. Subject to the other conditions set forth in this Agreement, TCIC and Acquisition Corp. will be, at the Effective Time, merged into a single surviving corporation, which will be Acquisition Corp. (sometimes referred to in this Agreement as the "Surviving Corporation"). The Surviving Corporation will continue its corporate existence under the name "TCIC Communications, Inc." and will remain a South Dakota corporation governed by and subject to the laws of that state.

          SECTION 1.2. SHAREHOLDER APPROVAL. This Agreement and the Merger have been approved by the shareholders of TCIC and Acquisition Corp. in accordance with the applicable laws of the State of South Dakota.

          SECTION 1.3. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dakota, East Highway 46, Irene, South Dakota 57037, at 10 a.m.

local time, on November 27, 1996, or at such other place or time as the Parties may agree. At the Closing, the Parties will cause the Articles of Merger to be filed in accordance with the Act and shall take all other lawful actions and do all other lawful things called for by this Agreement or necessary to cause the Merger to become effective and to consummate the transactions contemplated by this Agreement. In addition, at the Closing the Parties will execute the agreements attached as EXHIBITS B, D and E to this Agreement, and Sellers will deliver a letter of resignation and release of claims executed by each director and officer of TCIC and such additional agreements, instruments or certificates as Dakota may reasonably require.

          SECTION 1.4. EFFECTIVE TIME. The Merger will become effective at the date and time set forth in the Articles of Merger and related Plan of Merger attached as EXHIBIT C to this Agreement following the issuance of a Certificate of Merger by the Secretary of the State of South Dakota. The time and date on which the Merger shall become effective is referred to in this Agreement as the "Effective Time."

          SECTION 1.5. EFFECTS OF THE MERGER. The effect of the Merger on TCIC and Acquisition Corp. will be as provided in Sections 47-6-9 through 47-6-12, inclusive, of the Act with respect to the merger of two domestic corporations where the surviving corporation will be governed by the laws of the State of South Dakota.

          SECTION 1.6. SURVIVING CORPORATION. Immediately after the Effective Time, the Surviving Corporation will have the following attributes until they are subsequently changed in the manner provided by law: (i) the name of the Surviving Corporation will be "TCIC Communications, Inc."; (ii) the articles of incorporation and bylaws of Acquisition Corp. (except for the name as described above) will be the articles of incorporation and bylaws of the Surviving Corporation; and
(iii) the persons who, immediately before the Effective Time, constitute the board of directors and officers of Acquisition Corp. will be the directors and officers, respectively, of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified.

          SECTION 1.7. CONVERSION OF TCIC SHARES. As a result of the Merger, the TCIC Shares will automatically be converted into shares of Dakota Preferred Stock as follows:

          (a) CONVERSION OF TCIC SHARES. At the Effective Time, each of the TCIC Shares outstanding immediately before the Effective Time will automatically become and be converted into the right to receive (i) .000619 validly issued, fully paid and nonassessable shares of Non-Voting, Non-Cumulative Preferred Stock, par value $100 per share, of Dakota (the "Dakota Preferred Stock"), issued pursuant to the terms of Dakota's Articles of Incorporation and subject to the additional terms as provided in EXHIBIT B to this Agreement, and (ii) warrants to acquire .000298 additional shares of Dakota Preferred Stock in accordance with the terms and conditions of EXHIBIT D to this Agreement (the "Warrants").

          (b) CONVERSION OF ACQUISITION CORP. COMMON STOCK. At the Effective Time, each share of Acquisition Corp.'s common stock, no par value per share, outstanding immediately before the Effective Time will continue to be outstanding without change and will constitute all of the outstanding capital stock of the Surviving Corporation as of such date.

          (c) EXCHANGE OF TCIC CERTIFICATES. At the Effective Time, Sellers will surrender their outstanding certificate or certificates representing the TCIC Shares to Dakota and receive in exchange therefor certificates representing the number of shares of Dakota Preferred Stock into which the TCIC Shares represented by the certificate or certificates so surrendered will have been converted as described above. The holders of TCIC Shares outstanding immediately before the Effective Time will have no rights as TCIC shareholders as of the Effective Time and each certificate representing the TCIC Shares will represent only the right to receive shares of Dakota Preferred Stock and Warrants as provided in this Agreement. On and after the Effective Time, there will be no transfer of TCIC Shares on the stock books of TCIC and ownership of TCIC Shares may be transferred only on the stock books of Acquisition Corp.

          SECTION 1.8. CONVEYANCES TO SURVIVING CORPORATION. TCIC hereby agrees that from time to time after the Effective Time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered, all such deeds, conveyances, assignments, assurances and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, interests and assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise carry out the intent and purposes of this Agreement. TCIC hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, conveyances, assignments and assurances and to do all acts necessary, proper or convenient to accomplish this purpose. The directors and officers of the Surviving Corporation will be fully authorized in the name of TCIC to take any and all such action contemplated by this Agreement.

                                 ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES
                            OF SELLERS AND TCIC

          Sellers and TCIC, jointly and severally, represent and warrant to Dakota and Acquisition Corp. as follows:

          SECTION 2.1. DISCLOSURE SCHEDULE. Sellers have delivered to Dakota and Acquisition Corp. a disclosure schedule (the "Disclosure Schedule"), which includes the numbered schedules specifically referred to in this Article 2. The information contained in the Disclosure Schedule is complete and accurate in all respects and all documents that are attached to or form a part of the Disclosure Schedule are true and complete copies of the genuine original documents they purport to represent.

          SECTION 2.2. ORGANIZATION AND GOOD STANDING. TCIC is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform its obligations under Applicable Contracts. TCIC is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by TCIC or the nature of the activities conducted by TCIC requires such qualification. Copies of TCIC's Organizational Documents are attached to SCHEDULE 1 of the Disclosure Schedule. TCIC does not have any subsidiaries and, except as disclosed on SCHEDULE 1, does not own or have any right to acquire any equity interest in any other Person.

          SECTION 2.3. CAPITALIZATION OF TCIC; OWNERSHIP. The authorized capital stock of TCIC consists of 2,500,000 shares of common stock, $1 par value per share, of which 1,504,222 shares are issued and outstanding (i.e., the TCIC Shares). There are no other authorized classes or series
of capital stock or other equity securities of TCIC.   All of the TCIC
Shares were validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any shareholder. There are no outstanding Contracts that require Sellers to sell any TCIC Shares or that require TCIC to issue or sell any shares of capital stock of TCIC or securities convertible into shares of capital stock of TCIC. Sellers own, beneficially and of record, all of the TCIC Shares, as set forth on EXHIBIT A to this Agreement, free and clear of all Encumbrances. After the Effective Time, the TCIC Shareholder Agreement dated as of August 31, 1990, as the same may have been amended, shall automatically terminate and be of no further effect and neither TCIC nor the Surviving Corporation shall have any obligation thereunder.

          SECTION 2.4. FINANCIAL STATEMENTS. Copies of the compiled financial statements for TCIC at and for the fiscal years ended
December 31, 1995, December 31, 1994 and December 31, 1993, together with the notes thereto, are attached to SCHEDULE 2 of the Disclosure Schedule (the "Financial Statements"). Also attached to SCHEDULE 2 are copies of the interim balance sheets and interim statements of income of TCIC at and for each month-end during the current fiscal year (through October 31, 1996), each prepared internally by TCIC, together with the notes thereto, if any (the "Interim Financial Statements"). The Interim Financial Statements include the balance sheet of TCIC at October 31, 1996 (the "Balance Sheet"). The Financial Statements and Interim Financial Statements are correct and complete in all respects and present fairly the financial condition of TCIC at the dates indicated and its results of operations for the periods then ended, all in accordance with GAAP applied on a basis consistent throughout such periods and consistent with prior periods (subject, in the case of the Interim Financial Statements, to (a) normal recurring year-end adjustments, the effect of which will not individually or in the aggregate be materially adverse, and (b) the absence of notes to the Interim Financial Statements which, if presented, would not differ materially from those included in the Financial Statements for the fiscal year ended December 31, 1995). TCIC has no liabilities, obligations or contingencies of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities, obligations or contingencies (including contingencies for bad debt) as and to the extent reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since October 31, 1996, which will not, individually or in the aggregate, materially adversely affect TCIC or its business. Except for the reserve for bad debt reflected on the Balance Sheet, all accounts receivable of TCIC are valid and will be collected in full (a) other than with respect to "0+ Service," within 60 days following the Closing Date, and (b) with respect to "0+ Service," within 120 days following the Closing Date.

          SECTION 2.5. BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of TCIC, all of which have been made available to Dakota and Acquisition Corp., are complete and correct and have been maintained in accordance with sound business practices and applicable Legal Requirements and reflect only actual transactions. The minute books of TCIC contain accurate and complete records of all meetings held and all corporate action taken by the shareholders or board of directors of TCIC (or any committee of the board of directors). All of these books and records are in the possession of TCIC.

          SECTION 2.6. TAXES. TCIC has timely (a) filed all Tax Returns pursuant to applicable Legal Requirements; (b) paid or made proper provision for payment of all Taxes due and payable by it; and (c) withheld or collected all Taxes required by applicable Legal Requirements and, to the extent required, paid such Taxes to the proper Governmental Body or other Person. The charges, accruals and reserves with respect to the Taxes on the books of TCIC are adequate (determined in accordance with GAAP) and are at least equal to TCIC's liability for Taxes. TCIC has not signed an extension with any Governmental Body concerning any liability for Taxes and no open matters exist for any prior periods, nor has TCIC signed any waiver of any limitations period. There is no proposed Tax assessment against TCIC and no deficiency has been asserted against TCIC as a result of any examination by the IRS or other Governmental Body that has not been paid or finally settled and no grounds exist for the assertion of any deficiency for any periods that have not been audited by the IRS or other applicable Governmental Body. There is no Proceeding pending or, to the Knowledge of Sellers and TCIC, Threatened for collection of Taxes with respect to TCIC. Copies of TCIC's federal income Tax Returns with supporting schedules filed for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993 are attached to SCHEDULE 3 of the Disclosure Schedule.

          SECTION 2.7. NO MATERIAL ADVERSE CHANGE; ABSENCE OF RESTRICTED EVENTS. Since January 1, 1996, TCIC has conducted its operations and affairs only in the Ordinary Course of Business; there has not been any material adverse change in the business, operations, properties, prospects, assets, financial condition, income or expenses of TCIC; and no event has occurred or circumstance exists that may result in such a material adverse change. Except as disclosed on SCHEDULE 4 of the Disclosure Schedule, since January 1, 1996, no Restricted Event has occurred with respect to TCIC.

          SECTION 2.8. EMPLOYEES; LABOR RELATIONS. SCHEDULE 5 of the Disclosure Schedule contains the following information for each employee of TCIC (including each employee on leave of absence or layoff status): name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of TCIC's Employee Benefit Plans. To the Knowledge of Sellers and TCIC, no key employee of TCIC intends to terminate his or her employment with TCIC. Each of TCIC's employees is employed on an "at will" basis. TCIC is not now and has never been a party to any collective bargaining or other labor Contract. Since January 1, 1996, there has not been, there is not presently pending or existing and to the Knowledge of Sellers and TCIC there is not Threatened, any Labor Activity. No event has occurred or circumstance exists that could provide the basis for any Labor Activity. There is no lockout of any employees by TCIC and no such action is contemplated by TCIC. TCIC complies and has complied, in all material respects, with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, disability, affirmative action, conditions of employment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health and plant closing. TCIC is not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. The books and records of TCIC reflect all existing obligations of TCIC to make employment-related payments to present or former employees.

          SECTION 2.9.  EMPLOYEE BENEFIT PLANS.   SCHEDULE 6 of the
Disclosure Schedule sets forth each Employee Benefit Plan maintained by TCIC or covering current or former (including retired) employees of TCIC. Copies of all written Employee Benefit Plans and all agreements adopted or other material used in connection with or relating to such Employee Benefit Plans (including descriptions of vacation, separation and other personnel policies together with copies of Forms 5500) are also attached to
SCHEDULE 6. TCIC has timely performed all of its obligations (including, to the extent applicable, reporting, disclosure, prohibited transaction, IRS qualification and funding and contribution payment obligations) under its Employee Benefit Plans. Each Employee Benefit Plan and the administration of each Employee Benefit Plan, complies and has complied with all applicable Legal Requirements. Neither TCIC nor any predecessor or Affiliate of TCIC has ever established, maintained or contributed to or otherwise participated in, or had an obligation to establish, maintain, contribute to or otherwise participate in, any Multi-Employer Retirement Plan. No Employee Benefit Plan has incurred an "accumulated funding deficiency" within the meaning of the Code. All terminations (total or partial) of Employee Benefit Plans have been done in compliance with the Code and with notice and disclosure to the Pension Benefit Guaranty Corporation and all such terminations have been completed.

          SECTION 2.10. TITLE TO AND CONDITION OF PROPERTIES; ENCUMBRANCES. TCIC does not own or have any interest in real property other than leasehold interests. SCHEDULE 7 of the Disclosure Schedule
contains a list of all leaseholds interests of TCIC.   Except as disclosed
on SCHEDULE 7, TCIC owns and has good and marketable title to all the properties and assets (whether tangible or intangible) located in or at the facilities operated by TCIC or reflected as owned in the books and records of TCIC, including all of the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business). Except as disclosed on
SCHEDULE 7 of the Disclosure Schedule, all properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances. All personal property owned by TCIC will be in the possession of TCIC on the Closing Date or at such other location as is specified on SCHEDULE 7. To the Knowledge of Sellers, all buildings, plants and structures leased by TCIC lie wholly within the boundaries of the real property owned or leased by TCIC and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person and no other Person's property encroaches upon the property of, or otherwise conflicts with the property rights of, TCIC. None of TCIC's property is the subject of any proposed or pending condemnation action. All boundaries are what they appear to be from visual inspection. The buildings, plants, structures and equipment of TCIC (a) are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put and adequately serviced by utilities; (b) do not need maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; (c) are sufficient for the continued conduct of TCIC's business after the Closing in substantially the same manner as conducted before the Closing; and (d) comply with all Legal Requirements and restrictive covenants. To the Knowledge of Sellers, no real property previously or currently owned or leased by TCIC (or any predecessor or Affiliate of TCIC) has been or is in violation of any Environmental Law. To the Knowledge of Sellers, no Encumbrance exists and no condition exists which could result in the filing or creation of an Encumbrance against any property of TCIC or the Surviving Corporation under any Environmental Law. TCIC has not been requested or required by any Governmental Body to perform any investigatory or remedial activity under or in connection with an Environmental Law, nor has it received any notice from any Person under any Environmental Law.

          SECTION 2.11. LITIGATION. Except for docketed Proceedings before the South Dakota Public Utilities Commission (which will not, individually or in the aggregate, materially adversely affect TCIC or its business) and except for the pending Proceeding in South Dakota Public Utilities Commission Docket No. 96-107, there is no Proceeding or Order pending against TCIC or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, TCIC or that may interfere with the transactions contemplated by this Agreement. No such Proceeding or Order has been, to the Knowledge of TCIC, Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

          SECTION 2.12. AUTHORIZATION AND ENFORCEABILITY; NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS.

          (a) Sellers and TCIC have full capacity, power and authority to enter into, deliver and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Sellers and TCIC and is enforceable against Sellers and TCIC in accordance with its terms.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized by all necessary corporate actions and will not (i) contravene the Organizational Documents or result in a Breach of any provision of, or constitute a default under, any Applicable Contract; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to TCIC; (iii) result in the imposition of any Tax on TCIC or the Surviving Corporation or accelerate any indebtedness of TCIC or increase the rate of interest payable by TCIC with respect to any indebtedness;
     (iv) result in any Encumbrance being created or imposed upon or with respect to any of the property or assets owned or used by TCIC; or (v) subject Dakota or the Surviving Corporation to liability for or claims of tortious interference with contractual rights. Except for the filings to be made on the Closing Date with the Secretary of the State of South Dakota as contemplated by Article 1 of this Agreement, all consents, approvals or authorizations of or declarations, filings or registrations with any Person required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement are set forth on
     SCHEDULE 8 of the Disclosure Schedule and will be obtained or made, as applicable, by Sellers or TCIC before the Closing.

          SECTION 2.13. CONTRACTS. SCHEDULE 9 of the Disclosure Schedule sets forth (and includes a copy of) each Material Contract to which TCIC is a party or by which TCIC is bound or affected. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms. TCIC and each other Person that is a party to a Material Contract has complied and is complying with the terms of the applicable Material Contract and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or Breach of, or give TCIC or any other Person the right to declare a default under, any Material Contract. No Material Contract contains any provision that would interfere with the Surviving Corporation's assumption, after the Merger, of obligations and benefits under the Contract upon the same terms that are currently applicable to TCIC, and TCIC is not bound by or subject to any Contracts which may be accelerated, terminated or otherwise materially affected by virtue of the change of control of TCIC upon consummation of the Merger.

          SECTION 2.14. INTELLECTUAL PROPERTY. SCHEDULE 10 of the Disclosure Schedule sets forth all registered Intellectual Property Assets
presently owned or used by TCIC.   Unless otherwise indicated on
SCHEDULE 10, TCIC will own the entire right, title and interest in and to all Intellectual Property Assets on the Closing Date free and clear of all Encumbrances, and following the Closing the Surviving Corporation will have the right to use such Intellectual Property Assets without payment to any other Person. There is no infringement of or unlawful use by any Person of any Intellectual Property Assets owned or used by TCIC, and TCIC has not infringed or unlawfully used any Intellectual Property Assets of any other Person. SCHEDULE 10 also sets forth a list of all Contracts relating to Intellectual Property Assets to which TCIC is a party or by which TCIC is bound or affected. The Intellectual Property Assets are all those necessary for the operation of TCIC's business as presently conducted and are sufficient in form and quality so that after the Closing the Surviving

Corporation can sell the products and provide the services sold or provided by TCIC before the Closing in a manner that meets applicable specifications and conforms to commercially acceptable quality standards.

          SECTION 2.15. INSURANCE. SCHEDULE 11 of the Disclosure Schedule contains a list of all policies of liability, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability and other forms of insurance owned or maintained by TCIC, including for each policy: the name of the insurer; the amount of coverage; the type of insurance; the policy number; the renewal or expiration date; and all pending claims under the policy. All of the insurance policies listed on SCHEDULE 11 are outstanding and in full force, all premiums with respect to the policies are currently paid and all duties of the insureds under the policies have been fully discharged.

          SECTION 2.16.  CERTAIN RELATIONSHIPS.  Except as disclosed on
SCHEDULE 12 of the Disclosure Schedule, no Seller or any Related Person is an owner, shareholder, creditor, director, agent, consultant or employee of, or lender to, any Person engaged in a business that acts as a supplier of any goods or services to TCIC or any part of which is in actual or potential competition with TCIC. Except as disclosed in SCHEDULE 12 of the Disclosure Schedule, TCIC does not have any outstanding indebtedness to Sellers or any Related Person and neither Sellers nor any Related Person has any outstanding indebtedness to TCIC.

          SECTION 2.17. PERMITS, TARIFFS AND LICENSES; COMPLIANCE WITH LEGAL REQUIREMENTS. All Governmental Authorizations necessary for TCIC to carry on its business as presently conducted are identified on SCHEDULE 13 of the Disclosure Schedule and have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension, revocation, cancellation or limitation of any Governmental Authorization has been, to the Knowledge of Sellers and TCIC, Threatened or could result by reason of the transactions contemplated by this Agreement. TCIC is not subject to, nor, to the Knowledge of Sellers and TCIC, has it been Threatened with, any Adverse Consequence as the result of a failure to comply with any Legal Requirement applicable to it or the conduct or operation of its business or the ownership or use of any of its properties or assets and no event has occurred or circumstance exists (with or without notice or lapse of time) that may give rise to any such Adverse Consequence. TCIC is presently and during all applicable limitations periods has been, in all material respects, in full compliance with all applicable Legal Requirements. Neither TCIC nor any other Person associated with or acting on behalf of TCIC has used any TCIC funds for unlawful contributions, gifts, entertainment or other expenses or made any direct or indirect unlawful payments from TCIC funds or established or maintained any unlawful or unrecorded funds. Neither TCIC nor any predecessor or Affiliate of TCIC is or has been in violation of, or has

Environmental Liability under, any Environmental Law. There are no past or present conditions, circumstances, activities, practices, omissions, plans or contractual undertakings that will interfere with or prevent continued compliance by the Surviving Corporation with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law or that will give rise to any Environmental Liability or other obligation under any Environmental Law.

          SECTION 2.18. INVESTMENT INTENT. Sellers are acquiring the Dakota Preferred Stock for their own accounts and not with a view to their distribution within the meaning of the Securities Act of 1933, as amended ("Securities Act"). Sellers have no plan or intention to sell or otherwise dispose of the shares of Dakota Preferred Stock to be received by them in the Merger or any shares of Dakota common stock received by them upon the automatic conversion of Dakota Preferred Stock in the event Dakota's common stock is registered under the Securities Act.

          SECTION 2.19. NO BROKER'S FEES. Neither Sellers, TCIC nor anyone acting on Sellers' or TCIC's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Dakota, TCIC or the Surviving Corporation could be liable.

          SECTION 2.20. ACCURACY OF STATEMENTS. No representation or warranty made by Sellers in this Agreement, the Disclosure Schedule or any statement, certificate or schedule furnished to Dakota or Acquisition Corp. pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.


                                ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES
                      OF DAKOTA AND ACQUISITION CORP.

          Dakota and Acquisition Corp., jointly and severally, represent and warrant to Sellers and TCIC as follows:

          SECTION 3.1. ORGANIZATION AND GOOD STANDING. Dakota is a cooperative corporation and Acquisition Corp. is a business corporation each duly organized, validly existing and in good standing under the laws of the State of South Dakota, with full corporate power and authority to conduct their business as they are now being conducted, to own or use the properties and assets that they purport to own or use and to perform their obligations under Applicable Contracts. Neither the ownership or use of the properties owned or used by Dakota or Acquisition Corp. nor the nature of the activities conducted by Dakota or Acquisition Corp. requires them to be qualified or registered to do business in any state or jurisdiction other than South Dakota.

          SECTION 3.2. CAPITALIZATION OF ACQUISITION CORP.; OWNERSHIP. The authorized capital stock of Acquisition Corp. consists of 2,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding common shares of Acquisition Corp. are owned by Dakota. The authorized capital stock of Dakota consists of 15,000 shares of common stock, $5 par value per share, of which approximately 6,000 shares are issued and outstanding and 63,000 shares of preferred stock, $100 par value per share, none of which is outstanding. All Dakota Preferred Stock to be issued in the Merger or pursuant to the Warrants will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. Except as provided in Dakota's Organizational Documents and the Warrants, there are no outstanding Contracts that require Dakota or Acquisition Corp. to sell any of their common or preferred shares or that require Dakota or Acquisition Corp. to issue or sell any shares of capital stock or securities convertible into shares of capital stock of Dakota or Acquisition Corp.

          SECTION 3.3. BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Dakota and Acquisition Corp. are complete and correct and have been maintained in accordance with sound business practices and applicable Legal Requirements and reflect only actual transactions. The minute books of Dakota and Acquisition Corp. contain accurate and complete records of all meetings held, and all corporate action taken, by their respective shareholders or board of directors (or any committee of the board of directors).

          SECTION 3.4. TAXES. Dakota has timely (a) filed all Tax Returns pursuant to applicable Legal Requirements; (b) paid or made proper provision for payment of all Taxes due and payable by it; and (c) withheld or collected all Taxes required by applicable Legal Requirements and, to the extent required, paid such Taxes to the proper Governmental Body or other Person. The charges, accruals and reserves with respect to the Taxes on the books of Dakota are adequate (determined in accordance with GAAP) and are at least equal to Dakota's liability for Taxes. Dakota has not signed an extension with any Governmental Body concerning any liability for Taxes and no open matters exist for any prior periods, nor has Dakota signed any waiver of any limitations period. There is no proposed Tax assessment against Dakota and no deficiency has been asserted against Dakota as a result of any examination by the IRS or other Governmental Body that has not been paid or finally settled, and no grounds exist for the assertion of any deficiency for any periods that have not been audited by the IRS or other applicable Governmental Body. There is no Proceeding pending or, to the Knowledge of Dakota, Threatened for collection of Taxes with respect to Dakota. Copies of Dakota's federal income Tax Returns with supporting schedules filed for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993 have been provided to Sellers.

          SECTION 3.5. NO MATERIAL ADVERSE CHANGE; ABSENCE OF RESTRICTED EVENTS. Since January 1, 1996, Dakota has conducted its operations and affairs only in the Ordinary Course of Business; there has not been any material adverse change in the business, operations, properties, prospects, assets, financial condition, income or expenses of Dakota; and no event has occurred or circumstance exists that may result in such a material adverse change. Since January 1, 1996, no Restricted Event has occurred with respect to Dakota.

          SECTION 3.6. LITIGATION. Except for docketed Proceedings before the South Dakota Public Utilities Commission (which will not, individually or in the aggregate, materially adversely affect Dakota or its business), there is no Proceeding or Order pending against Dakota or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, Dakota or that may interfere with the transactions contemplated by this Agreement. No such Proceeding or Order has been, to the Knowledge of Dakota, Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

          SECTION 3.7. AUTHORIZATION AND ENFORCEABILITY; NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS.

          (a) Dakota and Acquisition Corp. have full capacity, power and authority to enter into, deliver and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Dakota and Acquisition Corp. and is enforceable against Dakota and Acquisition Corp. in accordance with its terms.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized by all necessary corporate actions and will not (i) contravene the Organizational Documents or result in a Breach of any provision of, or constitute a default under, any Applicable Contract; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to Dakota or the Surviving Corporation; (iii) result in the imposition of any Tax on the Surviving Corporation or accelerate any indebtedness of Dakota or the Surviving Corporation or increase the rate of interest payable by Dakota or the Surviving Corporation with respect to any indebtedness; or (iv) result in any Encumbrance being created or imposed upon or with respect to any of the property or assets owned or used by Dakota or Acquisition Corp.

          SECTION 3.8. PERMITS, TARIFFS AND LICENSES; COMPLIANCE WITH LEGAL REQUIREMENTS. All Governmental Authorizations necessary for Dakota to carry on its business as presently conducted have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension, revocation, cancellation or limitation of any Governmental Authorization has been, to the Knowledge of Dakota, Threatened or could result by reason of the transactions contemplated by this Agreement. Dakota is not subject to, nor, to the Knowledge of Dakota has it been Threatened with, any Adverse Consequence as the result of a failure to comply with any Legal Requirement applicable to it or the conduct or operation of its business or the ownership or use of any of its properties or assets and no event has occurred or circumstance exists (with or without notice or lapse of time) that may give rise to any such Adverse Consequence. Dakota is presently and during all applicable limitations periods has been, in all material respects, in full compliance with all applicable Legal Requirements. Neither Dakota nor any other Person associated with or acting on behalf of Dakota has used any Dakota funds for unlawful contributions, gifts, entertainment or other expenses or made any direct or indirect unlawful payments from Dakota funds or established or maintained any unlawful or unrecorded funds. Neither Dakota nor any predecessor or Affiliate of Dakota is or has been in violation of, or has Environmental Liability under, any Environmental Law. There are no past or present conditions, circumstances, activities, practices, omissions, plans or contractual undertakings that will interfere with or prevent continued compliance by the Dakota with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law or that will give rise to any Environmental Liability or other obligation under any Environmental Law.


          SECTION 3.9. NO BROKER'S FEES. Neither Dakota, Acquisition Corp., nor anyone acting on their behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or TCIC could become liable.

          SECTION 3.10. ACCURACY OF STATEMENTS. No representation or warranty made by Dakota or Acquisition Corp. in this Agreement or any statement, certificate or schedule furnished to Sellers or TCIC pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                                ARTICLE 4

                              INDEMNIFICATION

          SECTION 4.1. INDEMNIFICATION AND REIMBURSEMENT BY SELLERS. Sellers will jointly and severally indemnify and hold harmless Dakota, Acquisition Corp. and their respective Representatives and Affiliates, and will reimburse Dakota, Acquisition Corp. and their respective Representatives and Affiliates, for all Adverse Consequences arising from or related to (a) any Breach by Sellers or TCIC of any representation, warranty, covenant or obligation of Sellers in this Agreement or any other instrument or document delivered by Sellers or TCIC to Dakota or Acquisition Corp. pursuant to this Agreement; and (b) the enforcement of indemnification rights under this Article 4.

          SECTION 4.2. INDEMNIFICATION AND REIMBURSEMENT BY DAKOTA AND ACQUISITION CORP. Dakota and Acquisition Corp. will jointly and severally indemnify and hold harmless Sellers and their respective Representatives and Affiliates, and will reimburse Sellers and their respective Representatives and Affiliates, for all Adverse Consequences arising from or related to (a) any Breach by Dakota or Acquisition Corp. of any representation, warranty, covenant or obligation of Dakota or Acquisition Corp. in this Agreement or any other instrument or document delivered by Dakota or Acquisition Corp. to Sellers or TCIC pursuant to this Agreement; and (b) the enforcement of indemnification rights under this Article 4.

          SECTION 4.3.  INDEMNIFICATION PROCEDURES.

          (a)  THIRD-PARTY CLAIMS.

               (i) Promptly after receipt by a Person entitled to be indemnified under this Article 4 (an "Indemnified Party") of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an "Indemnifying Party") under this Article 4, give notice to the Indemnifying Party of the commencement of such Proceeding. The failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnifying Party's failure to provide prompt notice.

               (ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense, it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement; and (C) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within ten days give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

               (iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               (iv) The Parties will make available to each other and each other's legal counsel and other professional advisors all of its or his books and records relating to a third-party claim and each Party will render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of a third-party claim.

               (v) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

          (b) OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

          SECTION 4.4. BASKET. No Party will have any liability under this Article 4 with respect to claims for Breach of any representation or warranty set forth in this Agreement until the aggregate amount of liability relating to Breaches of representations or warranties exceeds $40,000 (the "Basket"); provided that the Basket shall not be applicable to and there shall be first dollar indemnity for Breach of Sections 2.19 and 3.9, the last sentence of Section 2.3, actual fraud or an intentional Breach.


                                ARTICLE 5

                                DEFINITIONS

          For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 5:

          "ACQUISITION CORP." has the meaning set forth in the first paragraph of this Agreement.

          "ACT" has the meaning set forth in the second paragraph of this Agreement.

          "ADVERSE CONSEQUENCE" means any loss, cost, liability, penalty, Tax, claim, damage, expense (including cost of investigation, defense, settlement and reasonable attorneys' and other professional fees), responsibility, disability, remedial action or diminution of value, in any case net of insurance recoveries or tax benefits actually received by the applicable Party.

          "AFFILIATE" means, with respect to a specified Person, a Person that directly, or indirectly through one or more subsidiaries, controls, is controlled by, or is under common control with the specified Person.

          "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement.

          "APPLICABLE CONTRACT" means any Contract (a) under which the applicable Party has or may acquire any rights; (b) under which the applicable Party is or may become subject to any obligation or liability; or (c) by which the applicable Party or any of the property or assets owned or used by the applicable Party is or may become bound.

          "BALANCE SHEET" has the meaning set forth in Section 2.4 of this Agreement.

          "BASKET" has the meaning set forth in Section 4.4 of this Agreement.

          "BREACH" means, as to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument or document delivered pursuant to this Agreement, (a) any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, in either case regardless of whether deliberate, reckless, negligent, innocent or unintentional.

          "CLOSING" has the meaning set forth in Section 1.3 of this Agreement.

          "CLOSING DATE" means the date and time as of which the Closing actually takes place.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

          "DAKOTA" has the meaning set forth in the first paragraph of this Agreement.

          "DAKOTA PREFERRED STOCK" has the meaning set forth in
Section 1.7(a) of this Agreement.

          "DISCLOSURE SCHEDULE" has the meaning set forth in Section 2.1 of this Agreement.

          "EFFECTIVE TIME" has the meaning set forth in Section 1.4 of this Agreement.

          "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" or "employee welfare benefit plan" as defined under ERISA, any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, restricted or deferred stock, deferred compensation, insurance, health care or retirement benefits of any nature, in each case whether written or oral, together with any trusts created thereunder.

          "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

          "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, steam sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          "ENVIRONMENTAL LAW" means any Legal Requirement designed: (a) to advise appropriate authorities, employees and the public of intended, Threatened or actual releases of pollutants or hazardous substances or materials, violations or discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) to prevent or acceptably minimize the release or emission of pollutants or hazardous substances or materials into the Environment; (c) to reduce the quantities, prevent the release and minimize the hazardous characteristics of wastes that are generated; (d) to regulate the generation, treatment, storage, handling or disposal of hazardous substances; (e) to assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (f) to protect resources, species or ecological amenities; (g) to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (h) to clean up pollutants that have been released, prevent the threat of release or pay the costs of such clean up or prevention; (i) to make responsible parties pay private parties, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets; or (j) to regulate in any manner the potential impact of an activity on the Environment.

          "ENVIRONMENTAL LIABILITY" means any Adverse Consequence arising from or relating to Environmental Law or Occupational Safety and Health Law with respect to acts or omissions by TCIC or any predecessor or Affiliate or conditions in existence or events or circumstances having occurred, in each case on or before the Closing Date, including (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products); and (b) any responsibility for response costs, corrective action or actions to achieve compliance, including any cleanup, removal, containment or other remediation or response action ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. <Section> 9601 et seq., as amended, or any similar state law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "FINANCIAL STATEMENTS" has the meaning set forth in Section 2.4 of this Agreement.

          "GAAP" means generally accepted United States accounting principles.

          "GOVERNMENTAL AUTHORIZATION" means any approval, consent, certificate, tariff, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "GOVERNMENTAL BODY" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "INDEMNIFIED PARTY" has the meaning set forth in Section 4.3 of this Agreement.

          "INDEMNIFYING PARTY" has the meaning set forth in Section 4.3 of this Agreement.

          "INTELLECTUAL PROPERTY ASSETS" include all (a) legal names of Persons, fictional business names, trading names, registered and unregistered trademarks, service marks and applications for any of them;
(b) patents and patent applications; (c) copyrights both in published works and unpublished works; (d) rights in mask works; (e) trade dress; and (f) know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, specifications, bills of material, blue prints and other similar data.

          "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in
Section 2.4 of this Agreement.

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE" means actual awareness of a particular fact or other matter or awareness that a reasonably prudent individual could be expected to obtain in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          "LABOR ACTIVITY" means any strike, slowdown, picketing, work stoppage, labor arbitration or Proceeding concerning the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, application for certification of a collective bargaining agent or other labor dispute against or affecting TCIC or its premises.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, statute, code, regulation, rule, treaty or tariff.

          "MATERIAL CONTRACT" means any Applicable Contract: (a) that involves performance of services or delivery of goods or materials by or to TCIC of an amount in excess of $5,000; (b) that involves expenditures or receipts by or of TCIC in excess of $5,000; (c) that relates to the ownership, sale or use of real or personal property, except those relating to personal property having a value per item or aggregate payments of less than $5,000 and with a term of less than one year; (d) that relates to Intellectual Property Assets; (e) that involves the sharing of profits, losses, costs or liabilities by TCIC with any other Person or by any other Person with TCIC; (f) that provides for payments to or by any Persons based on sales, purchases or profits, other than direct payments for goods;
(g) that grants a power of attorney; (h) that was entered into other than in the Ordinary Course of Business and contains or provides for an undertaking by TCIC to be responsible for consequential damages; (i) that relates to capital expenditures in excess of $5,000; (j) that limits the freedom of TCIC to compete in any line of business or geographic area;

(k) that contains a guaranty by TCIC of performance or payment by another Person; (1) that relates to indebtedness for borrowed money or that creates an Encumbrance in any of TCIC's properties or assets; (m) that relates to the length, duration or condition of employment or the termination thereof and which cannot be terminated by TCIC on notice without liability;
(n) that is with any customer of TCIC; and (o) that amends, supplements or modifies any of the foregoing.

          "MERGER" has the meaning set forth in the second paragraph of this Agreement.

          "MULTI-EMPLOYER RETIREMENT PLAN" has the meaning set forth in
Section 3(37)(A) of ERISA.

          "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private, designed to provide safe and healthful working conditions.

          "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          "ORDINARY COURSE OF BUSINESS" means in accordance with the usages of trade prevailing in the industry in which the applicable Party operates and in accordance with the applicable Party's historical and customary day-to-day practices with respect to the activity in question.

          "ORGANIZATIONAL DOCUMENTS" means the complete articles or certificate of incorporation and the bylaws of the applicable Party, including all amendments.

          "PARTY" or "PARTIES" means the signatories to this Agreement, or any of them as the context indicates.

          "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

          "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "RELATED PERSON" means with respect to a particular individual:
(a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a smaller capacity). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual; (ii) the individual's spouse;
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

          "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          "RESTRICTED EVENT" means (a) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (b) any amendment of the Organizational Documents; (c) any payment or increase of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee; (d) the adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees of the applicable Party; (e) any damage to or destruction or loss of any property or assets of the applicable Party, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, operations, income, expenses or prospects of the applicable Party; (f) the entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract or transaction involving a total remaining commitment by the applicable Party of more than $10,000; (g) any sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any property or asset of the applicable Party or the imposition of any Encumbrance on any material property or asset of the applicable Party, including the sale, lease or disposition of any Intellectual Property Asset; (h) the cancellation or waiver of any claims or rights with a value to the applicable Party in excess of $10,000; (i) any material change in the accounting methods used by the applicable Party; or (j) any agreement or commitment, whether written or oral, to do any of the foregoing.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" has the meaning set forth in the first paragraph of this Agreement.

          "SELLERS" has the meaning set forth in the first paragraph of this Agreement and when used in the Agreement means the Sellers collectively and each of them individually.

          "SURVIVING CORPORATION" has the meaning set forth in Section 1.1 of this Agreement.

          "TAX" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax or withholding tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          "TAX RETURN" means any return (including, without limitation, any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "TCIC" has the meaning set forth in the first paragraph of this Agreement.

          "TCIC SHARES" means all of the outstanding shares of common stock of TCIC, $1 par value per share.

          "THREATENED" means, as to any claim, Proceeding, dispute, action or other matter, that a demand or statement has been made (orally or in writing), a notice has been given (orally or in writing) or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

          "WARRANTS" has the meaning set forth in Section 1.7(a) of this Agreement.

                                ARTICLE 6

                                  GENERAL

          SECTION 6.1. NON-COMPETE. In consideration of the consummation of the transactions contemplated by this Agreement and other good and valuable consideration, Sellers agree that they will not for the shorter of
(a) a period of five years from the Closing Date or (b) as long as Dakota and/or the Surviving Corporation are engaged in the business of providing telecommunications service, directly or indirectly compete or participate in the ownership, management, financing or control of, or act as a consultant or agent for, any Person which competes or plans to compete, directly or indirectly, with Dakota, the Surviving Corporation or any of their respective Affiliates. The geographic scope of the foregoing covenant is the entire United States, including each and every state, county and municipality therein. Sellers further agree that, for the period specified, they will not induce any employee of the Surviving Corporation to leave the Surviving Corporation's employment or directly or indirectly assist any other Person in requesting or inducing any employee of the Surviving Corporation to leave his or her employment. Finally, Sellers agree that they will not, from the date of this Agreement and forever afterward, use or disclose to any Person any proprietary, secret or confidential information concerning TCIC or the Surviving Corporation, including customer names and business and trade secrets. If any court of competent jurisdiction finds that the time period of the foregoing covenants is too lengthy, that the geographic scope is too large or that the scope of the restrictions is too broad, the restrictive time period shall be deemed to be the longest period permissible by law and the geographic scope and the scope of the restrictions shall be deemed to comprise the largest scope permissible by law under the circumstances. It is the Parties' intent to protect and preserve the business and goodwill of TCIC to be acquired by Acquisition Corp. and thus the Parties agree and direct that the time period and scope of the covenants set forth in this
Section 6.1 be the maximum permissible duration and size. The foregoing shall not prohibit Sellers from owning not more than five percent (5%) of the outstanding capital stock of any company whose stock is listed on a national securities exchange or quoted on NASDAQ.

          SECTION 6.2. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except as otherwise expressly indicated in this Agreement, all representations, warranties, covenants and agreements made by any Party to this Agreement will survive the Closing and any investigation at any time made by or on behalf of any Party before or after the Closing for a period of two years from the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.6, 2.10, 2.17,
2.19 and 3.8 of this Agreement, and Sections 2.20 and 3.10 to the extent they relate to the foregoing sections, shall survive until the statute of limitation periods applicable to the underlying claims which may give rise to an indemnity claim expire and the representations and warranties set forth in Sections 2.3 and 3.2 of this Agreement shall survive forever. The making of a claim for indemnification under Article 4 will toll the running of the applicable limitations period set forth above with respect to such claim.

          SECTION 6.3. BINDING EFFECT; BENEFITS; ASSIGNMENT. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the heirs and legal representatives of Sellers and the successors and authorized assigns of Dakota and Acquisition Corp. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the Parties and their respective heirs, legal representatives, successors and assigns. Neither Party will assign any of its or his respective rights or obligations under this Agreement to any other Person without the prior written consent of the other Parties.

          SECTION 6.4. ENTIRE AGREEMENT. This Agreement, and the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the agreements referred to in this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or in the documents referred to in this Agreement, and neither Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

          SECTION 6.5. AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any Breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

          SECTION 6.6. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of South Dakota as applicable to Contracts made and to be performed in the State of South Dakota without regard to conflict of laws principles.

          SECTION 6.7. PUBLIC DISCLOSURE. Except as may be required by applicable law or the rules of any national securities exchange or quotation system, no Party will make any public disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent will not be unreasonably withheld.

          SECTION 6.8. NOTICES. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by facsimile with confirmation, sent by a nationally recognized overnight mail service or mailed first class, postage prepaid:

     (a)  If to Dakota or                    with a copy to:
          Acquisition Corp.:

          Dakota Cooperative                 Warner Norcross & Judd LLP
            Telecommunications, Inc.         900 Old Kent Building
          P.O. Box 66, Highway 46            111 Lyon Street, N.W.
          Irene, South Dakota 57037          Grand Rapids, Michigan  49503
          Telephone:     (605) 263-3301      Telephone:     (616) 752-2000
          Facsimile:     (605) 263-3995      Facsimile:     (616) 752-2500

          Attention: Mr. Craig A. Anderson   Attention:  Tracy T. Larsen,
                                             Esq.

     (b)  If to Sellers:                     with a copy to:

          To the individuals at the          Leonard, Street and Deinard
          addresses and telephone and        150 South Fifth Street,
          facsimile numbers listed on        Ste 2300
          EXHIBIT A to this Agreement        Minneapolis, Minnesota 55402
                                             Telephone:     (612) 335-1500
                                             Facsimile:     (612) 335-1657

                                             Attention: John T. Roberts,
                                             Esq.

A Party may change its address, telephone number or facsimile number by prior written notice to the other Parties.

          SECTION 6.9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

          SECTION 6.10. EXPENSES. Each Party will pay its or his own respective expenses, costs and fees (including attorneys' and accountants'

fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and none of such expenses, costs or fees will be paid by TCIC.

          SECTION 6.11. SEVERABILITY. Any provision, or clause of any provisions, of this Agreement that may be found to be contrary to South Dakota law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement.

          SECTION 6.12. HEADINGS; CONSTRUCTION; TIME OF ESSENCE. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the word "including" whenever used in this Agreement does not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.




         [The remainder of this page is intentionally left blank.]

          The Parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.
                                   DAKOTA COOPERATIVE
                                   TELECOMMUNICATIONS, INC.

                                   By  /s/ CRAIG A. ANDERSON

                                        Its  VICE PRESIDENT

                                                                   "Dakota"

                                   DAKOTA ACQUISITION CORP. #1

                                   By  /s/ CRAIG A. ANDERSON

                                        Its  VICE PRESIDENT

                                                        "Acquisition Corp."

                                   TCIC COMMUNICATIONS, INC.

                                   By  /s/ JEFFREY G. PARKER

                                        Its  PRESIDENT

                                                                     "TCIC"

                                   /s/ JOEL T. HAGEN
                                   Joel T. Hagen

                                   /s/ JOHN F. ARCHER
                                   John F. Archer

                                   /s/ JEFFREY G. PARKER
                                   Jeffrey G. Parker

                                   /s/ DONALD B. GRAHAM
                                   Donald B. Graham

                                   /s/ DOUG SCHNEIDER
                                   Doug Schneider
                                                                  "Sellers"

                                 EXHIBIT A

                              LIST OF SELLERS

NAME AND ADDRESS OF SELLER                   NUMBER OF TCIC SHARES OWNED
Mr. Joel T. Hagen                                      167,136
Hagen, Wilka & Archer, P.C.
100 South Phillips Avenue, Suite 418
P.O. Box 964
Sioux Falls, SD 57101-0954

Mr. John F. Archer                                     167,136
Hagen, Wilka & Archer, P.C.
100 South Phillips Avenue, Suite 418
P.O. Box 964
Sioux Falls, SD 57101-0964

Mr. Jeffrey Parker                                     501,407
Parker Transfer & Storage
1700 F Avenue
Sioux Falls, SD 57104

Dr. Donald B. Graham                                   501,407
Surgical Associates, Ltd.
1201 Euclid Avenue, Suite 201
Sioux Falls, SD 57105

Mr. Doug Schneider                                     167,136
140 North Phillips Avenue, Suite 404
Sioux Falls, SD 57102

                                 EXHIBIT C

                            ARTICLES OF MERGER
                                and related
                              PLAN OF MERGER

                                 EXHIBIT D

                              FORM OF WARRANT